Exhibit 99

From:    Brian Manthey (news media)
414-221-4444
brian.manthey@wecenergygroup.com

Beth Straka (investment community)
414-221-4639
beth.straka@wecenergygroup.com

July 31, 2018

WEC Energy Group posts strong second-quarter and first-half results

MILWAUKEE - WEC Energy Group (NYSE: WEC) today reported net income of $231 million or $0.73 per share for the second quarter of 2018. This compares to earnings of $199.1 million or $0.63 per share for the second quarter of 2017.

Consolidated second-quarter 2018 revenues totaled $1.7 billion. Reported revenues were $1.6 billion in the same quarter last year.

For the first six months of 2018, the company reported net income of $621.1 million, or $1.96 per share - up from $555.7 million, or $1.75 per share in the corresponding period a year ago.

Consolidated revenues were $4.0 billion for the first six months of 2018, compared to $3.9 billion for the first half of 2017.

“Our earnings were bolstered by effective cost controls, stronger natural gas sales during a cool spring and a warm start to summer that drove electricity use above our forecast,” said Gale Klappa, Chairman and Chief Executive Officer. "In addition, a stronger economy across the region resulted in slightly higher demand for energy from our industrial customers."

Retail deliveries of electricity for the Wisconsin and Michigan utilities - excluding the iron ore mine in Michigan’s Upper Peninsula - increased by 2.9 percent in the second quarter of 2018, compared to the second quarter of 2017. Residential electricity usage grew by 4.5 percent and electricity consumption by small commercial and industrial customers was 3.4 percent higher.

Electricity use by large commercial and industrial customers - excluding the iron ore mine - was up 1.1 percent during the second quarter of 2018 compared to the same period last year. “This marks the third consecutive quarter that we’ve seen demand growth from this customer group,” Klappa added.

Exhibit 99

On a weather-normal basis, retail deliveries of electricity - excluding the iron ore mine - increased by 1.7 percent.

Natural gas deliveries in Wisconsin, excluding gas used for power generation, rose by 18.2 percent in the second quarter of 2018, compared to the second quarter of 2017. On a weather-normal basis, natural gas deliveries increased by 6.6 percent.

At the end of June, the company was serving approximately 10,000 more electric customers and 15,000 more natural gas customers than at the same time a year ago.

The company is raising its 2018 earnings guidance to $3.32 per share, from the original range of $3.26 to $3.30 per share. The new guidance assumes normal weather for the remainder of the year.

Earnings per share listed in this news release are on a fully diluted basis.

Conference call

A conference call is scheduled for 1 p.m. Central time on Tuesday, July 31. The call will review 2018 second-quarter earnings and the company’s outlook for the future.

All interested parties, including stockholders, news media and the general public, are invited to listen. Access the call at 844-840-1623 up to 15 minutes before it begins. The number for international callers is 631-625-3204. The conference ID is 5772007.

Conference call access also is available at wecenergygroup.com. Select "2nd Quarter Earnings" and then select "Webcast." In conjunction with this earnings announcement, WEC Energy Group will post on its website a package of detailed financial information on its second-quarter performance. The materials will be available at 6:30 a.m. Central time on Tuesday, July 31.

Replay

A replay will be available on the website and by phone after the call. Access to the webcast replay will be available on the website about two hours after the call. Access to a phone replay also will be available approximately two hours after the call and remain accessible through Aug. 14, 2018. Domestic callers should dial 855-859-2056. International callers should dial 404-537-3406. The replay conference ID is 5772007.

WEC Energy Group (NYSE: WEC), based in Milwaukee, is one of the nation’s premier energy companies, serving 4.5 million customers in Wisconsin, Illinois, Michigan and Minnesota.

The company’s principal utilities are We Energies, Wisconsin Public Service, Peoples Gas, North Shore Gas, Michigan Gas Utilities, Minnesota Energy Resources and Upper Michigan Energy Resources. The company's other major subsidiary, We Power, designs, builds and owns electric generating plants.

WEC Energy Group (wecenergygroup.com), is a Fortune 500 company and a component of the S&P 500. The company has approximately 50,000 stockholders of record, 8,000 employees, and more than $31 billion of assets.

Exhibit 99

Forward-looking statements

Certain statements contained in this press release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These statements are based upon management's current expectations and are subject to risks and uncertainties that could cause our actual results to differ materially from those contemplated in the statements.  Readers are cautioned not to place undue reliance on these statements.  Forward-looking statements include, among other things, statements concerning management's expectations and projections regarding earnings and future results.  In some cases, forward-looking statements may be identified by reference to a future period or periods or by the use of forward-looking terminology such as "anticipates," "believes," "estimates," "expects," "forecasts," "guidance," "intends," "may," "objectives," "plans," "possible," "potential," "projects," "should," “targets,” “will” or similar terms or variations of these terms.

Factors that could cause actual results to differ materially from those contemplated in any forward-looking statements include, but are not limited to: general economic conditions, including business and competitive conditions in the company's service territories; timing, resolution and impact of rate cases and other regulatory decisions; the company’s ability to continue to successfully integrate the operations of its subsidiaries; availability of the company’s generating facilities and/or distribution systems; unanticipated changes in fuel and purchased power costs; key personnel changes; varying weather conditions; continued industry consolidation; continued adoption of distributed generation by the company’s customers; energy conservation efforts; cyber-security threats and data security breaches; construction risks; equity and bond market fluctuations; changes in the company’s and its subsidiaries’ ability to access the capital markets; the impact of tax reform and any other legislative and regulatory changes, including changes to environmental standards; political developments; current and future litigation and regulatory investigations; changes in accounting standards; the financial performance of the American Transmission Company; goodwill and its possible impairment; and other factors described under the heading "Factors Affecting Results, Liquidity and Capital Resources" in Management's Discussion and Analysis of Financial Condition and Results of Operations and under the headings “Cautionary Statement Regarding Forward-Looking Information” and "Risk Factors" contained in the company’s Form 10-K for the year ended Dec. 31, 2017 and in subsequent reports filed with the Securities and Exchange Commission. The company expressly disclaims any obligation to publicly update or revise any forward-looking information.

Tables follow

Exhibit 99

WEC ENERGY GROUP, INC.

CONDENSED CONSOLIDATED INCOME STATEMENTS (Unaudited)	Three Months Ended		Six Months Ended
	June 30		June 30
(in millions, except per share amounts)	2018	2017	2018	2017
Operating revenues	$1,672.5	$1,631.5	$3,959.0	$3,936.0

Operating expenses
Cost of sales	547.7	541.8	1,519.8	1,482.9
Other operation and maintenance	537.7	479.8	1,049.6	984.3
Depreciation and amortization	206.7	197.7	415.3	392.3
Property and revenue taxes	49.6	50.0	98.4	99.6
Total operating expenses	1,341.7	1,269.3	3,083.1	2,959.1

Operating income	330.8	362.2	875.9	976.9

Equity in earnings of transmission affiliates	28.7	41.8	61.5	83.7
Other income, net	31.4	13.1	38.9	31.4
Interest expense	108.5	101.9	215.2	206.6
Other expense	(48.4)	(47.0)	(114.8)	(91.5)

Income before income taxes	282.4	315.2	761.1	885.4
Income tax expense	51.1	115.8	139.4	329.1
Net income	231.3	199.4	621.7	556.3

Preferred stock dividends of subsidiary	0.3	0.3	0.6	0.6
Net income attributed to common shareholders	$231.0	$199.1	$621.1	$555.7

Earnings per share
Basic	$0.73	$0.63	$1.97	$1.76
Diluted	$0.73	$0.63	$1.96	$1.75

Weighted average common shares outstanding
Basic	315.5	315.6	315.5	315.6
Diluted	316.9	317.4	316.9	317.4

Dividends per share of common stock	$0.5525	$0.5200	$1.1050	$1.0400

Exhibit 99

WEC ENERGY GROUP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited) (in millions, except share and per share amounts)	June 30, 2018	December 31, 2017
Assets
Current assets
Cash and cash equivalents	$29.8	$38.9
Accounts receivable and unbilled revenues, net of reserves of $157.5 and $143.2, respectively	1,086.1	1,350.7
Materials, supplies, and inventories	466.6	539.0
Prepayments	178.6	210.0
Other	49.3	74.9
Current assets	1,810.4	2,213.5

Long-term assets
Property, plant, and equipment, net of accumulated depreciation of $8,512.1 and $8,618.5, respectively	21,078.4	21,347.0
Regulatory assets	3,645.9	2,803.2
Equity investment in transmission affiliates	1,596.6	1,553.4
Goodwill	3,052.8	3,053.5
Other	753.5	619.9
Long-term assets	30,127.2	29,377.0
Total assets	$31,937.6	$31,590.5

Liabilities and Equity

Current liabilities
Short-term debt	$1,370.0	$1,444.6
Current portion of long-term debt	293.5	842.1
Accounts payable	681.0	859.9
Accrued payroll and benefits	130.7	169.1
Accrued taxes	213.5	178.5
Other	364.5	375.1
Current liabilities	3,053.2	3,869.3

Long-term liabilities
Long-term debt	9,209.3	8,746.6
Deferred income taxes	3,117.1	2,999.8
Deferred revenue, net	531.8	543.3
Regulatory liabilities	3,959.2	3,718.6
Environmental remediation liabilities	617.2	617.4
Pension and OPEB obligations	490.4	397.4
Other	1,203.2	1,206.3
Long-term liabilities	19,128.2	18,229.4

Commitments and contingencies

Common shareholders' equity
Common stock – $0.01 par value; 325,000,000 shares authorized; 315,533,448 and 315,574,624 shares outstanding, respectively	3.2	3.2
Additional paid in capital	4,271.0	4,278.5
Retained earnings	5,449.1	5,176.8
Accumulated other comprehensive income	2.5	2.9
Common shareholders' equity	9,725.8	9,461.4

Preferred stock of subsidiary	30.4	30.4
Total liabilities and equity	$31,937.6	$31,590.5

Exhibit 99

WEC ENERGY GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)	Six Months Ended
	June 30
(in millions)	2018	2017
Operating Activities
Net income	$621.7	$556.3
Reconciliation to cash provided by operating activities
Depreciation and amortization	415.3	392.3
Deferred income taxes and investment tax credits, net	31.7	274.6
Contributions and payments related to pension and OPEB plans	(9.7)	(111.5)
Equity income in transmission affiliates, net of distributions	4.9	(14.5)
Change in –
Accounts receivable and unbilled revenues	235.5	247.3
Materials, supplies, and inventories	72.6	77.9
Other current assets	78.8	14.5
Accounts payable	(85.0)	(114.0)
Other current liabilities	0.1	18.3
Other, net	147.5	(74.3)
Net cash provided by operating activities	1,513.4	1,266.9

Investing Activities
Capital expenditures	(915.5)	(790.0)
Acquisition of Forward Wind Energy Center	(77.1)	—
Acquisition of Bluewater	—	(226.0)
Capital contributions to transmission affiliates	(32.4)	(50.5)
Proceeds from the sale of assets and businesses	7.9	20.7
Proceeds from the sale of investments held in rabbi trust	16.5	8.6
Other, net	3.8	1.0
Net cash used in investing activities	(996.8)	(1,036.2)

Financing Activities
Exercise of stock options	5.1	15.6
Purchase of common stock	(19.8)	(39.7)
Dividends paid on common stock	(348.7)	(328.3)
Issuance of long-term debt	600.0	210.0
Retirement of long-term debt	(681.4)	(14.6)
Change in short-term debt	(74.6)	(85.4)
Other, net	(3.8)	(2.7)
Net cash used in financing activities	(523.2)	(245.1)

Net change in cash, cash equivalents, and restricted cash	(6.6)	(14.4)
Cash, cash equivalents, and restricted cash at beginning of period	58.6	72.7
Cash, cash equivalents, and restricted cash at end of period	$52.0	$58.3